
                                                                                                           EXHIBIT 12.1


                             STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                     Six          Three
                                    Months        Months                     Year Ended September 30,
                                     Ended        Ended     -----------------------------------------------------------
                                    June 30,     December
                                     2001        31, 2000     2000        1999         1998         1997        1996
                                   ----------   ---------   ---------   ---------   ---------    ---------    ---------
                                                                 (dollars in thousands)
Fixed Charges:
  Interest expense                 $ 449,264    $ 244,830   $ 630,397   $ 215,523   $ 120,355     $ 61,189    $ 37,266
  Amortization of debt issuance
  costs                                1,559          711       1,788         230         281          204         127
  Estimated interest within
  rental expense                      10,422        5,307      14,202      12,213       7,281        4,152       1,181
  Preference securities
  dividend requirement of
  consolidated subsidiaries               --           --          --       6,083       6,840        2,203         208
                                   ---------    ---------   ---------   ---------   ---------     --------    --------
     Total fixed charges           $ 461,245    $ 250,848   $ 646,387   $ 234,049   $ 134,757     $ 67,748    $ 38,782
                                   ---------    ---------   ---------   ---------   ---------     --------    --------

Earnings:
  Income (loss) before income
  taxes, minority interest,
  extraordinary items and
  cumulative effect of accounting
  change less equity in income
  (losses) of investments          $ (40,532)     $ 3,290   $ 115,962   $ (74,568)  $   2,312    $  33,218    $  5,537
  Fixed charges                      461,245      250,848     646,387     234,049     134,757       67,748      38,782
  Less:
  Preference securities
  dividend requirement of
  consolidated subsidiaries               --           --          --      (6,083)     (6,840)      (2,203)       (208)
                                   ---------    ---------   ---------   ---------   ---------     --------    --------
     Earnings                      $ 420,713    $ 254,138   $ 762,349   $ 153,398   $ 130,229     $ 98,763    $ 44,111
                                   ---------    ---------   ---------   ---------   ---------     --------    --------
Ratio of earnings to fixed
charges                                 0.91         1.01        1.18        0.66        0.97         1.46        1.14
                                   ---------    ---------   ---------   ---------   ---------     --------    --------
Excess (deficiency) of earnings
to fixed charges                   $ (40,532)   $   3,290   $ 115,962   $ (80,651)  $  (4,528)    $ 31,015    $  5,329
                                   ---------    ---------   ---------   ---------   ---------     --------    --------


The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) before income taxes, minority interest, extraordinary items and the cumulative effect of accounting change less equity in the income (losses) of investments plus fixed charges less the preference securities dividend requirement of consolidated subsidiaries. Fixed charges include, as applicable, interest expense, amortization of debt issuance costs, the estimated interest component of rent expense and the preference securities dividend requirement of consolidated subsidiaries.